EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D (the “Schedule 13D”), filed with respect to the common shares, without par value, of Western Copper and Gold Corporation by Rio Tinto Plc and Rio Tinto Canada Inc. with the Securities and Exchange Commission (the “Commission”) is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of November 23, 2022.

RIO TINTO PLC

By:	/s/ Steven Allen
Name: Steven Allen
Title: Company Secretary

RIO TINTO CANADA INC.

By:	/s/ Julie Parent
Name: Julie Parent
Title: Director